Exhibit T3E.10

Yellow Media Provides Additional Information Regarding Safeguard Order

Montreal (Quebec), September 28, 2012 — Yellow Media Inc. (TSX: YLO) provides today additional information with respect to the safeguard order granted by the Québec Superior Court on September 14, 2012. The safeguard order is effective until ten (10) days following the judgment of the Québec Superior Court on the final orders sought at the hearing for the final approval of its proposed recapitalization, subject to any further order of the Court. The October 1, 2012 scheduled interest payment on Yellow Media’s convertible debentures is thereby suspended by the Court’s safeguard order and will not be paid on such date. Subject to the final approval of the recapitalization by the Court, all accrued and unpaid interest in respect of Yellow Media’s convertible debentures, including the October 1, 2012 interest payment, will not be paid upon such recapitalization becoming effective.

Pursuant to the safeguard order, Yellow Media’s obligation to pay any principal or interest or any similar payment accruing on or after September 30, 2012 under its existing credit facilities and medium term notes are also suspended until ten (10) days following the judgment of the Québec Superior Court on the final orders sought at the hearing for the final approval of its proposed recapitalization, subject to any further order of the Court. Interest accrued as at (and including) September 29, 2012 will be paid to holders of Yellow Media’s medium term notes on the earlier to occur of the applicable scheduled interest payment date and the effective date of the recapitalization.

The hearing for the final approval of Yellow Media's proposed recapitalization by the Québec Superior Court is set to begin on October 15, 2012. Further information concerning the recapitalization is available on SEDAR (www.sedar.com) and the Company's website (www.ypg.com).

About Yellow Media Inc.
Yellow Media Inc. (TSX: YLO) is a leading media and marketing solutions company in Canada. The Company owns and operates some of Canada’s leading properties and publications including Yellow Pages™ print directories,YellowPages.ca™, Canada411.ca and RedFlagDeals.com™. Its online destinations reach approximately 8 million unique visitors monthly and its mobile applications for finding local businesses and deals have been downloaded more than 4 million times. Yellow Media Inc. is also a leader in national digital advertising through Mediative, a digital advertising and marketing solutions provider to national agencies and advertisers. For more information, visit www.ypg.com.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements about the objectives, strategies, financial conditions, results of operations and businesses of the Company. These statements are forward-looking as they are based on our current expectations, as at September 28, 2012, about our business and the markets we operate in, and on various estimates and assumptions. Our actual results could materially differ from our expectations if known or unknown risks affect our business, or if our estimates or assumptions turn out to be inaccurate. As a result, there is no assurance that any forward-looking statements will materialize. Risks that could cause our results to differ materially from our current expectations are discussed in section 7 of our August 9, 2012 Management's Discussion and Analysis. We disclaim any intention or obligation to update any forward-looking statements, except as required by law, even if new information becomes available, as a result of future events or for any other reason. The implementation of the recapitalization is subject to a number of conditions provided in the plan of arrangement under the Canada Business Corporations Act, including, without limitation, court and any required regulatory approvals (including stock exchange approvals). The implementation of the recapitalization is also subject to a number of other risks and uncertainties, including, without limitation, those described in the section "Risk Factors" of the Company's management proxy circular dated July 30, 2012 prepared in connection with the meetings. Accordingly, there can be no assurance that the recapitalization will occur. The recapitalization could be modified, restructured or terminated.

Contacts:

Investor Relations
Pierre Van Gheluwe
Treasurer
Tel.:  (514) 934-4325
pierre.vangheluwe@ypg.com

Media
Andre Leblanc
Director, Marketing Communications
Tel.:  (514) 934-7359
andre.leblanc@ypg.com

Institutional Security Holders
BMO Capital Markets Transaction Hotline
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